Exhibit 99.1
Pinnacle Airlines Corp. Announces New Management Appointments
MEMPHIS, TN, May 15, 2007 — Pinnacle Airlines Corp. (NASDAQ: PNCL) is pleased to announce the following appointments:
Lawrence Grant has been promoted to Vice President, Purchasing and Contract Management. In this capacity, Grant will be responsible for coordinating major asset purchases and assisting each of Pinnacle’s operating subsidiaries in purchase contract negotiations. Grant has been a key member of Pinnacle’s management team since 2003. Prior to joining Pinnacle, Grant held a number of management positions at Northwest Airlines, including Senior Manager, Contracts and Materials.
David Hinton has been promoted to Vice President and Controller. Hinton will be responsible for all aspects of accounting and financial reporting for Pinnacle Airlines Corp. and its subsidiaries. Hinton has held a number of positions in the accounting department since joining Pinnacle in 2002. Before joining Pinnacle, Hinton worked for PricewaterhouseCoopers, LLP. Hinton is a Certified Public Accountant.
Ron Kay has been promoted to Vice President, Finance and Treasurer. In this role, Kay will be responsible for corporate development, financial analysis, cash management, corporate finance, and other treasury functions. Kay has served as Pinnacle’s Treasury Director for the past two years. Prior to joining Pinnacle, Kay served in various positions of increasing responsibility at Continental Airlines, Inc. Kay is a Certified Public Accountant and Chartered Financial Analyst.
“On behalf of the People of Pinnacle Airlines Corp., I want to congratulate Larry Grant, David Hinton, and Ron Kay,” said Phil Trenary, Pinnacle’s President and Chief Executive Officer. “Each of these individuals has contributed greatly to Pinnacle Airlines Corp. Their appointment to these important positions adds to the strong leadership team in place at Pinnacle Airlines Corp. and its subsidiaries.”
About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates 139 Canadair Regional Jets in the United States and Canada under the name Northwest Airlink. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 40 Saab 340 and 10 Beech 1900 turboprop regional aircraft. For further information visit our web-site at www.pncl.com.
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Contact:
      Philip Reed
      901-348-4257
      www.pncl.com